Exhibit 16.1

June 9, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Presbia PLC’s Current Report on Form 8-K dated June 4, 2015, and we have the following comments:

1. We agree with the statements made in the third sentence of the first paragraph, and the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP